Exhibit 99.3
BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
	(In thousands, except per share amounts)
Net revenues:
Product	$428,193	$458,243	$909,360	$944,481
Service	95,113	88,332	188,230	178,333
Total net revenues	523,306	546,575	1,097,590	1,122,814
Cost of revenues:
Product	132,208	137,612	276,305	287,538
Service	40,787	36,754	82,159	73,384
Total cost of revenues	172,995	174,366	358,464	360,922
Gross margin	350,311	372,209	739,126	761,892
Operating expenses:
Research and development	89,263	91,870	182,520	177,101
Sales and marketing	148,933	143,078	300,760	283,316
General and administrative	22,791	20,722	45,220	45,393
Amortization of intangible assets	902	627	1,804	765
Acquisition and integration costs	5,757	2,344	5,757	2,344
Restructuring and other related benefits	—	(637)	(566)	(637)
Total operating expenses	267,646	258,004	535,495	508,282
Income from operations	82,665	114,205	203,631	253,610
Interest expense	(9,955)	(10,552)	(19,820)	(35,976)
Interest and other income (loss), net	1,091	466	1,760	(93)
Income before income tax	73,801	104,119	185,571	217,541
Income tax expense	30,716	27,079	48,840	53,234
Net income	$43,085	$77,040	$136,731	$164,307
Net income per share—basic	$0.11	$0.18	$0.34	$0.39
Net income per share—diluted	$0.11	$0.18	$0.33	$0.38
Shares used in per share calculation—basic	400,554	420,718	404,228	424,627
Shares used in per share calculation—diluted	408,748	433,234	411,917	436,195

Cash dividends declared per share	$0.045	$0.035	$0.09	$0.07

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
	(In thousands)
Net income	$43,085	$77,040	$136,731	$164,307
Other comprehensive income and loss, net of tax:
Unrealized gains (losses) on cash flow hedges:
Change in unrealized gains and losses	1,964	(143)	(336)	(1,918)
Net gains and losses reclassified into earnings	724	1,109	1,350	1,713
Net unrealized gains (losses) on cash flow hedges	2,688	966	1,014	(205)
Foreign currency translation adjustments	2,070	(1,068)	(133)	(5,289)
Total other comprehensive income (loss)	4,758	(102)	881	(5,494)
Total comprehensive income	$47,843	$76,938	$137,612	$158,813

BROCADE COMMUNICATIONS SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 30, 2016	October 31, 2015
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,427,643	$1,440,882
Accounts receivable, net of allowances for doubtful accounts of $1,739 and $1,838 as of April 30, 2016, and October 31, 2015, respectively	204,915	235,883
Inventories	39,521	40,524
Deferred tax assets	—	78,675
Prepaid expenses and other current assets	67,598	56,235
Total current assets	1,739,677	1,852,199
Property and equipment, net	441,717	439,224
Goodwill	1,621,691	1,617,161
Intangible assets, net	69,611	75,623
Non-current deferred tax assets	69,309	813
Other assets	50,968	51,133
Total assets	$3,992,973	$4,036,153
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97,498	$98,143
Accrued employee compensation	133,511	142,075
Deferred revenue	230,540	244,622
Other accrued liabilities	68,757	77,524
Total current liabilities	530,306	562,364
Long-term debt, net of current portion	802,482	793,779
Non-current deferred revenue	74,434	72,065
Non-current income tax liability	62,110	47,010
Non-current deferred tax liabilities	—	24,024
Other non-current liabilities	2,499	3,376
Total liabilities	1,471,831	1,502,618
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 800,000 shares authorized:
Issued and outstanding: 399,383 and 413,923 shares as of April 30, 2016, and October 31, 2015, respectively	399	414
Additional paid-in capital	1,519,439	1,632,984
Accumulated other comprehensive loss	(24,121)	(25,002)
Retained earnings	1,025,425	925,139
Total stockholders’ equity	2,521,142	2,533,535
Total liabilities and stockholders’ equity	$3,992,973	$4,036,153

BROCADE COMMUNICATIONS SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	April 30, 2016	May 2, 2015
	(In thousands)
Cash flows from operating activities:
Net income	$136,731	$164,307
Adjustments to reconcile net income to net cash provided by operating activities:
Excess tax benefits from stock-based compensation	(10,987)	(29,570)
Depreciation and amortization	45,839	40,247
Loss on disposal of property and equipment	437	1,241
Amortization of debt issuance costs and debt discount	8,704	5,224
Write-off of debt discount and debt issuance costs related to lenders that did not participate in refinancing	—	4,808
Provision (recovery) for doubtful accounts receivable and sales allowances	(1,083)	4,694
Non-cash stock-based compensation expense	48,833	40,157
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	32,051	35,237
Inventories	(424)	3,008
Prepaid expenses and other assets	(1,882)	(25,702)
Deferred tax assets	(74)	503
Accounts payable	(5,127)	(6,160)
Accrued employee compensation	(21,136)	(39,997)
Deferred revenue	(11,715)	(9,149)
Other accrued liabilities	5,500	25,285
Restructuring liabilities	(1,035)	(1,866)
Net cash provided by operating activities	224,632	212,267
Cash flows from investing activities:
Purchases of non-marketable equity and debt investments	(2,000)	(150)
Purchases of property and equipment	(42,425)	(34,091)
Purchase of intangible assets	—	(7,750)
Net cash paid in connection with acquisitions	(8,061)	(95,278)
Proceeds from collection of note receivable	250	250
Net cash used in investing activities	(52,236)	(137,019)

BROCADE COMMUNICATIONS SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued (Unaudited)

	Six Months Ended
	April 30, 2016	May 2, 2015
	(In thousands)
Cash flows from financing activities:
Payment of principal related to senior secured notes	—	(300,000)
Payment of debt issuance costs	—	(1,661)
Payment of principal related to capital leases	(197)	(1,267)
Common stock repurchases	(180,848)	(208,244)
Proceeds from issuance of common stock	20,512	21,975
Payment of cash dividends to stockholders	(36,445)	(29,854)
Proceeds from convertible notes	—	565,656
Purchase of convertible note hedge	—	(86,135)
Proceeds from issuance of warrants	—	51,175
Excess tax benefits from stock-based compensation	10,987	29,570
Net cash provided by (used in) financing activities	(185,991)	41,215
Effect of exchange rate fluctuations on cash and cash equivalents	356	(4,668)
Net increase (decrease) in cash and cash equivalents	(13,239)	111,795
Cash and cash equivalents, beginning of period	1,440,882	1,255,017
Cash and cash equivalents, end of period	$1,427,643	$1,366,812